UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 12, 2007

TERRA NOVA FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Texas	000-24057	75-2375969
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

100 South Wacker Drive, Suite 1550 Chicago, IL 60606
(Address of principal execute offices, including zip code)

(Registrant's telephone number, including area code): (312) 827-3600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.     Material Modification to Rights of Security Holders

On July 12, 2007, at a special meeting of shareholders of Terra Nova Financial Group, Inc. (the "Company"), the Company's shareholders approved a reverse split of the Company's outstanding common shares, par value $.01, at a ratio of one for every 10 shares. As previously announced, the Company's Board of Directors approved the proposed reverse stock split at a meeting held May 23, 2007. The reverse stock split will become effective on August 1, 2007 so that shareholders as of such date will hold one new common share for every 10 common shares that they held prior to such date. The new common shares will start trading on the OTC Bulletin Board when the market opens on August 1, 2007. No fractional shares will be issued as a result of the reverse stock split. Registered shareholders otherwise entitled to a fractional share as a result of the reverse split will instead be entitled to receive one full share.

In connection with the reverse stock split, shareholders approved an amendment to the Company's Amended and Restated Articles of Incorporation to reduce the number of the Company's authorized shares of common stock from 800 million to 150 million, without any change in the par value of $0.01 per share.

In addition, shareholders approved an amendment to the Company's Amended and Restated Articles of Incorporation providing that any action required by statute or by the Amended and Restated Articles of Incorporation to be approved by shareholders at an annual or special meeting may be taken without a meeting, without notice and without a vote if one or more written consents setting forth the proposed action are signed by shareholders having at least the minimum number of votes that would be necessary to take such action at a meeting at which all shareholders entitled to vote on the action were present and voted.

Item 7.01.     Regulation FD Disclosure

On July 12, 2007, the Company issued a press release announcing the actions taken at the special meeting of shareholders. A copy of the press release is attached to this Form 8?K as Exhibit 99.1.

Item 9.01.     Financial Exhibits, Pro Forma Financial Information and Exhibits.
(d)	Exhibits

99.1	Press Release issued July 12, 2007

SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRA NOVA FINANCIAL GROUP, INC.
(Registrant)

By:/s/ Michael Nolan
Michael Nolan, Chief Executive Officer

Date: July 12, 2007